Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT COMPANY ANNOUNCES FULL YEAR 2014 RESULTS

Billings rise 16% in 2014

HMH captures 52% of new adoption market in 2014, overall addressable market share grows to 44%

BOSTON – February 26, 2015 – Global learning company Houghton Mifflin Harcourt Company (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the fourth quarter and full year ended December 31, 2014.

Full Year 2014 Financial Highlights:

•	Billings grew 16%, or $222 million, to $1,602 million compared with $1,380 million in the full year 2013.

•	Net sales were $1,372 million compared with $1,379 million in 2013, while net deferred revenue increased $230 million in 2014, driven by higher billings and strong digital sales.

•	Adjusted cash EBITDA, which accounts for the change in deferred revenue, increased $168 million, or 51%, to $495 million in 2014 compared to $327 million in 2013. Adjusted EBITDA was $265 million for the full year 2014 compared with $325 million in the prior year.

•	Net loss was $111 million for the full year 2014 and 2013.

•	For the year ended December 31, 2014, free cash flow was $308 million, an increase of $337 million from ($29) million for the same period in 2013, resulting in cash and cash equivalents and short-term investments of $743 million in 2014, an increase of 75% from $425 million in 2013.

•	Pre-publication or content development costs decreased $11 million or 9% to $116 million in 2014 from $127 million in 2013.

•	HMH’s addressable domestic education market share increased to 44% in 2014 from 38% in 2013.

Linda K. Zecher, HMH’s President and Chief Executive Officer, commented, “2014 was an important year for HMH and a turning point for the market in terms of digital readiness. We believe our best in class products and leading-edge digital capabilities served as a catalyst for a learning transformation within the industry and enabled us to capture 52% share of a robust new adoption market. Looking ahead to 2015, we believe our learning solutions will continue to help us maintain a leading position in the education market. Simultaneously, we plan to intensify our focus on comprehensive education services, early childhood and direct-to-consumer markets to strengthen our long-term growth potential.”

Eric Shuman, Chief Financial Officer of HMH, stated, “We believe the strength of our performance in 2014 is evident in the growth of our billings, adjusted cash EBITDA, and free cash flow generation. Although the increase in our deferred revenue has led to short-term pressure on our adjusted EBITDA, we believe that our underlying business model is strong and our solid financial footing provides us the stability and flexibility to pursue growth opportunities.”

2014 Business Highlights:

Education Segment: Our addressable domestic education market in 2014 reached approximately $3 billion. Within this market, HMH successfully captured 52% market share among the new adoption market, bringing our total market share to approximately 44%. HMH had wins in each of the adoption states, with particularly strong performances in Texas, California and Florida. Digital sales greatly accelerated in 2014, with digital content representing over 50% of sales within large education programs. Performance in open territories was strong in 2014 as HMH recorded wins across various subject areas in New York City, as well as districts in Washington, Arizona, and Maryland.

HMH’s Riverside business grew 13% year-over-year as the Woodcock Johnson IV assessment product had a particularly strong performance. Intervention products from our Heinemann business contributed 10% year-over-year growth.

HMH enhanced its direct-to-consumer and early childhood offerings through the launch of products such as Go Math! Academy, Curious About Me, Curious World, and iRead With. The acquisitions of Curiosityville, Channel One News, and SchoolChapters helped further enhance HMH’s digital portfolio across K-12 and early learning.

Harnessing the power of technology to improve educational outcomes remained a key priority in 2014. In July, the Company introduced HMH Player for Google Chrome and iPad®, featuring built-in collaboration and customization tools that help tackle the major pain points faced by educators as they integrate technology into the classroom. Later in 2014, HMH created HMH Labs — an incubation hub dedicated to ideation and rapid prototyping of new technology solutions for students, teachers, and parents.

Trade Publishing Segment: In 2014, HMH experienced strong book sales related to the release of The Giver by Lois Lowry as a major motion picture, and also benefitted from the debut of What If?: Serious Scientific Answers to Absurd Hypothetical Questions by Randall Munroe at number one on The New York Times best seller list. Additionally, the Company acquired new publishing rights throughout the year to further enhance its title lineup in 2014 and beyond, including Beowulf: A Translation and Commentary by J.R.R. Tolkien, The Whole30: The 30-Day Guide to Total Health and Food Freedom by New York Times bestselling authors Melissa and Dallas Hartwig as well as an English translation of So You Don’t Get Lost in the Neighborhood by Nobel Prize winner Patrick Modiano. The Company also launched a new line of business titles, with Talk This Way! The Official TED Guide to Public Speaking by Chris Anderson as its first signing.

Full Year 2014 Financial Results

Net Sales: HMH reported net sales of $1,372 million for the full year 2014, down 0.5% or $7 million compared to $1,379 million in 2013. Within this, Education segment net sales for the year ended December 31, 2014 increased $1 million to $1,209 million and Trade Publishing net sales declined $8 million from 2013 to $163 million.

The rise in Education segment net sales was largely driven by a $13 million increase in sales from the Heinemann business, primarily related to the Leveled Literacy Intervention product line, as well as a $13 million increase in higher assessment net sales, which was related to the release of the latest version of the Woodcock Johnson program and higher direct-to-consumer sales. Additionally, HMH deferred $230 million of net sales, which will be recognized over seven years. Billings increased $222 million, or 16% in 2014 compared to 2013 primarily due to large Texas Math and Science adoptions and, to a lesser extent, adoptions in California and Florida. These increases were offset by lower net sales of professional development and professional services in the domestic education market. This was due to the absence of learning management system sales and services, as HMH exited those offerings, and the fact that HMH’s 2013 net sales included an $8 million benefit from the completion of a contract that led to the recognition of revenue previously deferred. HMH also recorded a $9 million decrease in net sales of traditional print supplemental products due to an aging product base and a $3 million decline in international sales due to a decline in licensing revenue.

Although HMH had strong front list titles in its Trade Publishing segment, including The Giver and related Lois Lowry titles and New York Times number one best seller What If, Trade Publishing sales declined 4% in 2014 as HMH did not benefit from strong sales of backlist titles associated with the theatrical releases of The Hobbit and Life of Pi as it did in 2013. Additionally, General Interest front list sales were offset by the absence of titles like Francona that benefitted HMH in 2013.

Cost of Sales: Overall cost of sales declined 3% or $22 million to $824 million in 2014 from $846 million in 2013. The decline was primarily attributable to a $26 million net reduction in amortization expense related to publishing rights and pre-publication amortization due to HMH’s accelerated amortization methods. Cost of sales, excluding pre-publication and publishing rights amortization, increased $4 million in 2014 to $589 million from $585 million in 2013. As a percent of net sales, cost of sales, excluding pre-publication and publishing rights amortization, increased to 43% from 42% primarily attributed to an increase in royalties, as a percent of net sales, associated with higher billings.

Selling and Administrative Costs: Selling and administrative costs increased 5% or $32 million from $581 million in 2013 to $613 million in 2014, primarily due to higher variable costs. These variable costs included $35 million of commissions associated with increased billings, higher technology costs of $12 million, an increase of $3 million of outside labor to support higher billings, and a $2 million increase in stock-based compensation due to additional equity award issuances. These were partially offset by a $19 million decline in fees associated with our initial public offering (IPO) in 2013.

Operating Loss: Operating loss for the full year 2014 decreased $1 million, or 1%, to a loss of $85 million from $87 million in 2013 due to the aforementioned net sales, cost of sales, and selling and administrative costs. Additionally, there was a $7 million reduction in amortization expenses related to other intangible assets as well as a $7 million reduction in impairment costs compared to 2013.

Net Loss: Net loss for the full year was $111 million, flat to 2013, primarily due to the same drivers impacting operating loss.

Adjusted EBITDA: Adjusted EBITDA for the full year 2014 was $265 million, down $60 million or 18% from $325 million in 2013, primarily due to higher variable costs such as commissions and labor related costs associated with higher billings. Within HMH’s Education segment, adjusted EBITDA was $298 million, compared with $343 million last year, and adjusted EBITDA for the Trade Publishing segment was $13 million compared with $24 million in 2013. Corporate and Other costs, which represent certain general overhead costs not fully allocated to the business segments, such as legal, accounting, treasury, human resources, technology and executive functions, were a loss of $46 million for the full year compared with a loss of $43 million in 2013.

Adjusted cash EBITDA, defined as adjusted EBITDA plus the change in deferred revenue, was $495 million for 2014, up $168 million or 51% from $327 million in 2013.

Cash Flow: Net cash provided by operating activities for the year ended December 31, 2014 was $491 million as compared with $157 million for the same period in 2013. The $334 million improvement was primarily a result of higher billings leading to favorable working capital. Our free cash flow, defined as net cash from operating activities minus capital expenditures, for the year ended December 31, 2014, was $308 million compared with ($29) million for the same period in 2013. As of December 31, 2014, HMH had $743 million of cash and cash equivalents and short-term investments compared with $425 million at December 31, 2013.

Fourth Quarter 2014 Financial Results

Net Sales: HMH reported net sales of $265 million for the fourth quarter of 2014, down 11% or $34 million compared to $299 million in the same quarter of 2013. The decline was primarily due to a large prior year sale that did not repeat in the fourth quarter of 2014, partially offset by strong product sales from our core programs, international, Heinemann intervention and assessment. Education and Trade Publishing segment net sales for the fourth quarter of 2014 were $218 million and $48 million, respectively, compared with $253 million and $46 million, respectively, in the fourth quarter of 2013.

Cost of Sales: Overall cost of sales improved 4% or $7 million to $184 million in the fourth quarter of 2014 from $191 million in the same period of 2013, while cost of sales, excluding pre-publication and publishing rights amortization were flat year-over-year at $124 million. As a percent of net sales, cost of sales, excluding pre-publication and publishing rights amortization increased to 47% from 42%, primarily due to the margin flow-through associated with the aforementioned large prior year sale.

Selling and Administrative Costs: Selling and administrative costs decreased $5 million or 3% from $161 million in the fourth quarter of 2013 to $156 million for the same period in 2014, primarily due to the absence of our IPO costs that occurred in 2013, partially offset by higher commissions, net labor and technology costs.

Operating Loss: Operating loss for the fourth quarter of 2014 was $80 million, $20 million or 34%, higher than the $60 million operating loss recorded in the same period of 2013 due to the aforementioned changes in net sales, cost of sales, and selling and administrative costs.

Net Loss: Net loss of $84 million in the fourth quarter of 2014 was $19 million or 29% higher compared to a net loss of $65 million in the same quarter of 2013, primarily due to the same drivers impacting operating loss.

Adjusted EBITDA: Adjusted EBITDA for the fourth quarter of 2014 was $9 million, down $46 million from $55 million in the same quarter of 2013. For the fourth quarter 2014, adjusted EBITDA in HMH’s Education segment was $13 million, compared with $67 million in the same quarter last year. Adjusted EBITDA for the Trade Publishing segment was $5 million compared with $5 million in the fourth quarter of 2013. Corporate and Other costs, which represent certain general overhead costs not fully allocated to the business segments, such as legal, accounting, treasury, human resources, technology, and executive functions, were a loss of $9 million for the quarter compared with a loss of $17 million in the year-ago period. Adjusted cash EBITDA, defined as adjusted EBITDA plus the change in deferred revenue, was a loss of $6 million in the fourth quarter, down $59 million from $53 million in the fourth quarter of 2013.

2015 Outlook

The Company is providing annual guidance on billings, net sales, pre-publication or content development costs and addressable market size.

HMH’s addressable domestic education market, the market where it primarily sells its instructional resources for grades K through 12, is expected to decline 9% to $2.7 billion in 2015 from $3.0 billion in 2014 primarily due to a smaller new adoption market. The decline in our core domestic education market is expected to be offset by HMH’s penetration in other adjacent markets such as consumer and early childhood resulting in HMH’s expected 2015 billings to be flat to down 4% over the 2014 billings.

The Company expects total net sales in 2015 to increase by 2% to 5% over 2014 net sales of $1,372 million benefitting from recognition of previously deferred revenue.

Additionally, pre-publication or content development costs for 2015 are expected to be approximately $110 to $120 million.

Capital Allocation

The Company’s Board of Directors and management continue to review and implement capital allocation strategies aimed at optimizing shareholder value creation. As part of this, the Company plans to continue to invest in its organic growth and evaluate acquisition opportunities.

Additionally, as previously disclosed, the Company’s Board of Directors has authorized the repurchase of up to $100 million in aggregate value of the Company’s Common Stock over a period of two years. Repurchases under the program may be made from time to time in open market or privately negotiated transactions. The extent and timing of any such repurchases would be at the Company’s discretion and subject to market conditions, applicable legal requirements and other considerations. This is part of the Company’s ongoing strategy to grow shareholder value.

Conference Call

At 8:30 a.m. EST on Thursday, February 26, 2015, HMH will host a conference call to discuss the results with its investors. The call will be webcast live at www.hmhco.com under the Investor Relations section. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 64104186

Moderator: Rima Hyder, Vice President, Investor Relations

Webcast Link: http://edge.media-server.com/m/p/o89hwpae

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until March 5, 2015 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 64104186.

Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), we have presented adjusted EBITDA, adjusted cash EBITDA and free cash flow as non-GAAP measures in addition to our GAAP results. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Management believes that the presentation of adjusted EBITDA provides an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, non-cash charges, or levels of depreciation or amortization along with cost such as severance, facility closure cost, and acquisition cost. Accordingly, our management believes that this measurement is useful for comparing our performance from period to period. In addition, targets and positive trends in adjusted cash EBITDA are used as performance measures and to determine certain compensation of management. Management believes that the presentation of adjusted cash EBITDA also provides useful information to our investors and management as an indicator of our cash performance as it takes into account our deferred revenue and is not affected by the aforementioned items excluded from adjusted EBITDA. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it. Management also views it as an important indicator of cash available for servicing debt, investing in organic growth, strategic acquisitions and/or returning cash to shareholders. Other companies may define these non-GAAP measures differently and, as a result, our measure of these non-GAAP measures may not be directly comparable to adjusted EBITDA, adjusted cash EBITDA and free cash flow of other companies. Although we use non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures are limited as they include and/ or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA and adjusted cash EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA and adjusted cash EBITDA are not intended to be a measure of liquidity nor is free cash flow intended to be a measure for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company with the mission of changing people’s lives by fostering passionate, curious learners. Among the world’s largest providers of pre-K–12 education solutions and one of its longest-established publishing houses, HMH combines cutting-edge research, editorial excellence and technological innovation to improve teaching and learning environments and solve complex literacy and education challenges. HMH’s interactive, results-driven education solutions are utilized by more than 50 million students in over 150 countries, and its renowned and awarded novels, non-fiction, children’s books and reference works are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings, net sales, deferred revenue and recognition thereof; financial condition; pre-publication or content development costs; liquidity; products, including product mix and format; prospects; growth; adjacent markets and market share; strategies, including with respect to capital allocation; the market and industry in which we operate and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; adverse or worsening economic trends or the continuation of current economic conditions; changes in consumer demand for, and acceptance of, our products; changes in product mix, format and timing of delivery; changes in competitive factors; offerings by technology companies that compete with our products; industry cycles and trends; conditions and/or changes in the publishing industry; changes or the loss of our key third-party print vendors; restrictions under agreements governing our outstanding indebtedness; changes in laws or regulations governing our business and operations; changes or failures in the information technology systems we use; demographic trends; uncertainty surrounding our ability to enforce our intellectual property rights; inability to retain management or hire employees; impact of potential impairment of goodwill and other intangibles in a challenging economy; decline or volatility of our stock price regardless of our operating performance; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

Contact:

Investor Relations

Rima Hyder

Vice President, Investor Relations

(617) 351-3309

rima.hyder@hmhco.com

Media Relations

Bianca Olson

Senior Vice President, Corporate Affairs

(617) 351-3841 | (646) 932-1241

bianca.olson@hmhco.com

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

(in thousands of dollars, except share information)	December 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$456,581	$313,628
Short-term investments	286,764	111,721
Accounts receivable, net	255,669	318,101
Inventories	183,961	182,194
Deferred income taxes	20,459	29,842
Prepaid expenses and other assets	18,665	16,130

Total current assets	1,222,099	971,616

Property, plant, and equipment, net	138,362	140,848
Pre-publication costs, net	236,995	269,488
Royalty advances to authors, net	46,777	46,881
Goodwill	532,921	531,786
Other intangible assets, net	801,969	919,994
Deferred income taxes	3,705	—
Other assets	28,279	29,773

Total assets	$3,011,107	$2,910,386

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$67,500	$2,500
Accounts payable	51,266	105,012
Royalties payable	80,089	65,387
Salaries, wages, and commissions payable	59,733	29,945
Deferred revenue	157,016	107,905
Interest payable	47	55
Severance and other charges	5,928	8,184
Accrued postretirement benefits	2,037	2,141
Other liabilities	27,015	32,002

Total current liabilities	450,631	353,131

Long-term debt	175,625	243,125
Royalties payable	—	1,520
Long-term deferred revenue	370,103	189,258
Accrued pension benefits	18,525	24,405
Accrued postretirement benefits	26,500	23,860
Deferred income taxes	112,220	116,999
Other liabilities	97,823	107,812

Total liabilities	1,251,427	1,060,110

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 142,000,019 and 140,044,400 shares issued at December 31, 2014 and 2013, respectively; and 141,917,997 and 139,962,378 shares outstanding at December 31, 2014 and 2013, respectively	1,420	1,400
Treasury stock, 82,022 shares as of December 31, 2014 and 2013	—	—
Capital in excess of par value	4,784,962	4,750,589
Accumulated deficit	(2,999,913)	(2,888,422)
Accumulated other comprehensive loss	(26,789)	(13,291)

Total stockholders’ equity	1,759,680	1,850,276

Total liabilities and stockholders’ equity	$3,011,107	$2,910,386

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

	Unaudited Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars, except share and per share information)	2014	2013	2014	2013

Net sales	$265,485	$298,877	$1,372,316	$1,378,612
Costs and expenses
Cost of sales, excluding pre-publication and publishing rights amortization	123,887	124,493	588,726	585,059
Publishing rights amortization	25,049	33,500	105,624	139,588
Pre-publication amortization	35,193	33,247	129,693	121,715

Cost of sales	184,129	191,240	824,043	846,362
Selling and administrative	155,501	160,592	612,535	580,887
Other intangible asset amortization	3,189	2,881	12,170	18,968
Impairment charge for investment in preferred stock, intangible assets, pre-publication costs and fixed assets	400	500	1,679	9,000
Severance and other charges	2,000	3,216	7,300	10,040

Operating loss	(79,734)	(59,552)	(85,411)	(86,645)

Other income (expense)
Interest expense	(4,891)	(4,718)	(18,245)	(21,344)
Change in fair value of derivative instruments	(33)	(23)	(1,593)	(252)
Loss on extinguishment of debt	—	—	—	(598)

Loss before taxes	(84,658)	(64,293)	(105,249)	(108,839)
Income tax expense (benefit)	(924)	358	6,242	2,347

Net loss	$(83,734)	$(64,651)	$(111,491)	$(111,186)

Net loss per share attributable to common stockholders
Basic	$(0.59)	$(0.46)	$(0.79)	$(0.79)

Diluted	$(0.59)	$(0.46)	$(0.79)	$(0.79)

Weighted average shares outstanding
Basic	141,560,001	139,958,682	140,594,689	139,928,650

Diluted	141,560,001	139,958,682	140,594,689	139,928,650

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands of dollars)	2014	2013
Cash flows from operating activities
Net loss	$(111,491)	$(111,186)
Adjustments to reconcile net loss to net cash provided by operating activities
Gain on sale of assets	—	(2,720)
Depreciation and amortization expense	319,777	341,979
Amortization of debt discount and deferred financing costs	4,750	4,797
Deferred income taxes (benefit)	899	(3,121)
Noncash stock-based compensation expense	11,376	9,524
Loss on extinguishment of debt	—	598
Impairment charge for investment in preferred stock, intangible assets, pre-publication costs and fixed assets	1,679	9,000
Change in fair value of derivative instruments	1,593	252
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	65,519	(88,029)
Inventories	(1,763)	15,419
Accounts payable and accrued expenses	(3,432)	1,076
Royalties, net	13,286	5,851
Deferred revenue	229,105	702
Interest payable	(8)	(32)
Severance and other charges	(5,210)	(2,759)
Accrued pension and postretirement benefits	(16,724)	(15,057)
Other, net	(18,313)	(9,091)

Net cash provided by operating activities	491,043	157,203

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	134,275	251,168
Purchases of short-term investments	(310,149)	(217,855)
Additions to pre-publication costs	(115,509)	(126,718)
Additions to property, plant, and equipment	(67,145)	(59,803)
Proceeds from sale of assets	—	4,825
Acquisition of business, net of cash acquired	(9,091)	(18,695)
Investment in preferred stock	—	(1,500)

Net cash (used in) provided by investing activities	(367,619)	(168,578)

Cash flows from financing activities
Payments of long-term debt	(2,500)	(2,500)
Tax withholding payments related to net share settlements of restricted stock units	(723)	—
Proceeds from stock option exercises	22,752	—
Payments of contingent consideration	—	(1,575)

Net cash provided by (used in) financing activities	19,529	(4,075)

Net increase (decrease) increase in cash and cash equivalents	142,953	(15,450)
Cash and cash equivalents
Beginning of period	313,628	329,078
Net (decrease) increase in cash and cash equivalents	142,953	(15,450)

End of period	$456,581	$313,628

Houghton Mifflin Harcourt Company

Adjusted EBITDA

Consolidated

(in thousands of dollars)

	Unaudited Three Months Ended December 31,
	2014	2013
Net loss	$(83,734)	$(64,651)
Interest expense	4,891	4,718
Provision (benefit) for income taxes	(924)	358
Depreciation expense	19,405	17,386
Amortization expense (1)	63,431	69,628
Non-cash charges—stock compensation	2,571	2,601
Non-cash charges—(gain) loss on derivative instruments	33	23
Asset impairment charges	400	500
Purchase accounting adjustments (2)	636	2,945
Fees, expenses or charges for equity offerings, debt or acquisitions	273	17,721
Restructuring	70	1,413
Severance separation costs and facility closures (3)	2,000	2,175

Adjusted EBITDA	$9,052	$54,817

Change in deferred revenue	(14,938)	(2,269)
Adjusted Cash EBITDA	$(5,886)	$52,548

	Year Ended December 31,
	2014	2013
Net loss	$(111,491)	$(111,186)
Interest expense	18,245	21,344
Provision for income taxes	6,242	2,347
Depreciation expense	72,290	61,705
Amortization expense (1)	247,487	280,271
Non-cash charges—stock compensation	11,376	9,524
Non-cash charges—(gain) loss on derivative instruments	1,593	252
Asset impairment charges	1,679	9,000
Purchase accounting adjustments (2)	3,661	11,460
Fees, expenses or charges for equity offerings, debt or acquisitions	4,424	23,540
Restructuring	2,577	3,123
Severance separation costs and facility closures (3)	7,300	13,040
Debt extinguishment loss	—	598

Adjusted EBITDA	$265,383	$325,018

Change in Deferred Revenue	229,956	1,842
Adjusted Cash EBITDA	$495,339	$326,860

(1)	Includes pre-publication amortization of $35,193 and $33,247 for the three months ended December 31, 2014 and 2013, respectively, and $129,693 and $121,715 for the twelve months ended December 31, 2014 and 2013, respectively.
(2)	Represents certain non-cash accounting adjustments, most significantly relating to deferred revenue and inventory costs.
(3)	Represents costs associated with restructuring. Included in such costs are severance and vacancy of excess facilities.

Houghton Mifflin Harcourt Company

Adjusted EBITDA

Education

(in thousands of dollars)

	Unaudited Three Months Ended December 31,
	2014	2013
Net loss	$(63,638)	$(16,310)
Depreciation expense	16,453	15,247
Amortization expense	59,686	65,644
Purchase accounting adjustments	636	2,542

Adjusted EBITDA	$13,137	$67,123

	Year Ended December 31,
	2014	2013
Net (loss) income	$(3,206)	$5,937
Depreciation expense	63,865	53,875
Amortization expense	232,884	264,422
Non-cash charges – asset impairment charges	1,279	8,500
Purchase accounting adjustments	3,661	10,449

Adjusted EBITDA	$298,483	$343,183

Trade Publishing

(in thousands of dollars)

	Unaudited Three Months Ended December 31,
	2014	2013
Net income (loss)	$535	$(506)
Depreciation expense	151	140
Amortization expense	3,745	3,984
Non-cash charges – asset impairment charges	400	500
Purchase accounting adjustments	—	403

Adjusted EBITDA	$4,831	$4,521

	Year Ended December 31,
	2014	2013
Net (loss) income	$(2,919)	$6,557
Depreciation expense	591	531
Amortization expense	14,603	15,849
Non-cash charges – asset impairment charges	400	500
Purchase accounting adjustments	—	1,011

Adjusted EBITDA	$12,675	$24,448

Houghton Mifflin Harcourt Company

Adjusted EBITDA

Corporate and Other

(in thousands of dollars)

	Unaudited Three Months Ended December 31,
	2014	2013
Net loss	$(20,631)	$(47,835)
Interest expense	4,891	4,718
Provision (benefit) for income taxes	(924)	358
Depreciation expense	2,801	1,999
Non-cash charges—stock compensation	2,571	2,601
Non-cash charges—gain (loss) on derivative instruments	33	23
Fees, expenses or charges for equity offerings, debt or acquisitions	273	17,721
Restructuring	70	1,413
Severance separation costs and facility closures	2,000	2,175

Adjusted EBITDA	$(8,916)	$(16,827)

	Year Ended December 31,
	2014	2013
Net loss	$(105,366)	$(123,680)
Interest expense	18,245	21,344
Provision for income taxes	6,242	2,347
Depreciation expense	7,834	7,299
Non-cash charges—stock compensation	11,376	9,524
Non-cash charges—gain (loss) on derivative instruments	1,593	252
Fees, expenses or charges for equity offerings, debt or acquisitions	4,424	23,540
Restructuring	2,577	3,123
Severance separation costs and facility closures	7,300	13,040
Debt extinguishment loss	—	598

Adjusted EBITDA	$(45,775)	$(42,613)

Houghton Mifflin Harcourt Company

Free Cash Flow

	Year Ended December 31,
(in thousands of dollars)	2014	2013
Cash flows from operating activities

Net cash provided by operating activities	$491,043	$157,203

Cash flows from investing activities
Additions to pre-publication costs	(115,509)	(126,718)
Additions to property, plant, and equipment	(67,145)	(59,803)

Free Cash Flow	$308,389	$(29,318)